Exhibit 5.1

1900 K Street, NW
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com

May 28, 2021

Golub Capital BDC, Inc.

200 Park Avenue, 25th Floor

New York, NY 10166

Re:        Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Golub Capital BDC, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (File No. 333-232387) as origin ally filed on June 27, 2019 and which became effective immediately upon filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, together with any post-effective amendments thereto, all exhibits thereto and all documents incorporated by reference therein and deemed to be part thereof at the time it most recently became effective, a re hereinafter referred to, collectively, as the “Registration Statement”), relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated June 26, 2019, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the sale from time to time by the Company of shares of its common stock, par value $0.001 per share (the “Shares”), with an aggregate offering price of up to $250.0 million, as described in the prospectus supplement dated as of May 28, 2021 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act. The Shares are to be sold by the Company pursuant to an equity distribution agreement, dated May 28, 2021 (the “Equity Distribution Agreement”), by and among the Company, GC Advisors LLC, Golub Capital LLC, and SMBC Nikko Securities America, Inc., as the placement agent. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), and we express no opinion herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	the Equity Distribution Agreement;

(iv)	the form of certificate evidencing the Shares, filed as Exhibit (d)(1) to the Registration Statement;

Golub Capital BDC, Inc.
May 28, 2021

(v)	the Certificate of Incorporation of the Company;

(vi)	the Bylaws of the Company;

(vii)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(viii)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, the Prospectus and the Prospectus Supplement and (b) the authorization to enter into the Equity Distribution Agreement, certified as of the date hereof by an officer of the Company.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Equity Distribution Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the par value per share of the Common Stock as contemplated by the Registration Statement and the Prospectus contained therein and in accordance with the terms of the Equity Distribution Agreement and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Delaware. We are members of the bar of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2021 and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP